SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 24, 1997.




                                  BioTime, Inc.
             (Exact name of registrant as specified in its charter)

   California                     1-12830                    94-3127919
(State or other           (Commission File Number)         (IRS Employer
jurisdiction of                                          dentification No.)
incorporation)

                                935 Pardee Street
                           Berkeley, California 94710
                    (Address of principal executive offices)

                                 (510) 845-9535
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.

         On April 23, 1997, BioTime and Abbott Laboratories ("Abbott") entered into an Exclusive License Agreement (the "License Agreement") under which BioTime has granted to Abbott an exclusive license to manufacture and sell BioTime's proprietary blood plasma volume expander solution Hextend(R) in the United States and Canada for all therapeutic uses other than hypothermic surgery where the patient's body temperature is lower than 12(degree)C ("Hypothermic Use"), or for use in other procedures involving replacement of substantially all of a patient's circulating blood volume ("Total Body Washout"). BioTime has retained all rights to manufacture, sell or license Hextend and other products in all other countries.

         Under the License Agreement, Abbott has agreed to pay BioTime up to $40,000,000 in license fees and to provide assistance to BioTime in connection with the Company's Phase III clinical trials of Hextend. $1,000,000 of the license fees is payable 45 days after the signing of the License Agreement, and an additional $1,500,000 will become payable in installments upon the achievement of specific milestones pertaining to the allowance of certain patent claims pending, the filing and approval of a new drug application for Hextend, and the commencement of sales of the product. Up to $37,500,000 of additional license fees will be payable based upon annual net sales of Hextend, at the rate of 10% of annual net sales if annual net sales exceed $30,000,000 or 5% if annual net sales are between $15,000,0000 and $30,000,000. Abbott's obligation to pay licensing fees on sales of Hextend will expire on the earlier of January 1, 2007 or, on a country by country basis, when all patents protecting Hextend in the applicable country expire or any third party obtains certain regulatory approvals to market a generic equivalent product in that country.

         In addition to the license fees, Abbott will pay BioTime a royalty on annual net sales of Hextend. The royalty rate will be 5% plus an additional .22% for each $1,000,000 of annual net sales, up to a maximum of royalty rate 36%.
Abbott's obligation to pay royalties on sales of Hextend will expire in the United States or Canada when all patents protecting Hextend in the applicable country expire and any third party obtains certain regulatory approvals to market a generic equivalent product in that country.

         Abbott has agreed that BioTime may convert Abbott's exclusive license to a non-exclusive license or may terminate the license outright if certain minimum sales and royalty payments are not met. In order to terminate the license outright, BioTime would pay a termination fee in an amount ranging from the milestone payments made by Abbott to an amount equal to three times prior year net sales, depending upon when termination occurs. Abbott's exclusive license also may terminate, without the payment of termination fees by BioTime, if Abbott fails to market Hextend. Abbott has agreed to manufacture Hextend for sale by BioTime in the event that Abbott's exclusive license is terminated in either case.

         Abbott may also acquire additional licenses to manufacture and sell BioTime plasma expander products and products for Hypothermic Surgery and Total Body Washout in the United States and Canada. If Abbott does not exercise its right to acquire a new product license, BioTime may manufacture and sell the product itself or may license others to do so.

         The foregoing description of the License Agreement is a summary only and is qualified in all respects by reference to the full text of the License Agreement, a copy of which is filed as an Exhibit to this report.


Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1 Exclusive License Agreement, dated April 23, 1997, between BioTime, Inc. and Abbott Laboratories. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment)



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           BIOTIME, INC.


Date:  April __, 1997                By:_______________________________________
                                           Paul E. Segall,
                                           President and Chief Executive Officer




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                                  EXHIBIT INDEX


Exhibit 99.1 Exclusive License Agreement, dated April 23, 1997, between BioTime, Inc. and Abbott Laboratories.



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